
                                  TOTAL ENTERTAINMENT RESTAURANT CORP.

                                      INDEX TO FINANCIAL STATEMENTS

                                                                                                     PAGE
TOTAL ENTERTAINMENT RESTAURANT CORP.
Independent Auditors' Report -------------------------------------------------------------------------F-2
Consolidated Balance Sheets as of December 31, 2002 and December 25, 2001-----------------------------F-3
Consolidated Statements of Income for the years ended December 31, 2002,
     December 25, 2001, and December 26, 2000---------------------------------------------------------F-5
Consolidated Statements of Stockholders' Equity for the years ended December 31, 2002,
     December 25, 2001, and December 26, 2000---------------------------------------------------------F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2002,
     December 25, 2001, and December 26, 2000---------------------------------------------------------F-7
Notes to Consolidated Financial Statements------------------------------------------------------------F-8

                          Independent Auditors' Report


The Stockholders
Total Entertainment Restaurant Corp.

We have audited the accompanying consolidated balance sheets of Total Entertainment Restaurant Corp. and subsidiaries as of December 31, 2002 and December 25, 2001 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2002, December 25, 2001 and December 26, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Total Entertainment Restaurant Corp. and subsidiaries as of December 25, 2001 and December 26, 2000, and the results of their operations and their cash flows for the years ended December 31, 2002, December 25, 2001 and December 26, 2000 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective December 26, 2001.


                                                      /s/ KPMG LLP
Wichita, Kansas
January 31, 2003

                                   TOTAL ENTERTAINMENT RESTAURANT CORP.
                                        CONSOLIDATED BALANCE SHEETS


                                                                     DECEMBER 31,         DECEMBER 25,
                                                                         2002                 2001
                                                                 ------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                           $   1,116,094        $   1,346,495
   Inventories                                                             1,603,672            1,230,636
   Deferred income taxes                                                     212,367              223,742
   Other current assets                                                    1,034,151              586,967
                                                                 ------------------------------------------
Total current assets                                                       3,966,284            3,387,840

Property and equipment:
   Land                                                                      600,000              600,000
   Buildings                                                                 702,739              670,629
   Leasehold improvements                                                 36,653,603           26,336,678
   Equipment                                                              20,802,285           15,284,124
   Furniture and fixtures                                                  5,845,627            3,890,170
                                                                 ------------------------------------------
                                                                          64,604,254           46,781,601
   Less accumulated depreciation and amortization                         17,391,742           12,249,339
                                                                 ------------------------------------------
Net property and equipment                                                47,212,512           34,532,262

Other assets:
   Goodwill, net of accumulated amortization of $1,222,121
     ($1,222,121 at December 25, 2001) (Note 2)                            3,661,134            3,661,134
   Deferred income taxes                                                           -              982,875
   Advances to developer (Note 3)                                            570,000                    -
   Other assets                                                              485,354              586,048
                                                                 ------------------------------------------
Total other assets                                                         4,716,488            5,230,057
                                                                 ------------------------------------------

Total assets                                                            $ 55,895,284         $ 43,150,159
                                                                 ==========================================

                                                                     DECEMBER 31,         DECEMBER 25,
                                                                         2002                 2001
                                                                 ------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion notes payable                                    $         98,413     $             --
   Accounts payable                                                        4,043,123            3,741,281
   Sales tax payable                                                       1,032,184              529,852
   Accrued payroll                                                         1,148,677              873,765
   Accrued payroll taxes                                                     751,920               23,258
   Accrued income taxes                                                      960,645            2,155,170
   Lease obligation for closed store                                          42,606              158,342
   Other accrued liabilities                                               1,506,847            1,006,310
                                                                 ------------------------------------------
Total current liabilities                                                  9,584,415            8,487,978


Notes payable                                                              2,441,587           10,350,000
Deferred taxes                                                                98,633                   --
Deferred revenue                                                              73,875              103,875
Accrued rent                                                                 413,167               59,424

Stockholders' equity:
   Preferred stock, $.10 par value, 2,000,000 shares
     authorized; none issued                                                      --                   --
   Common stock, $.01 par value; 20,000,000 shares authorized;
     9,866,335, shares issued and
     outstanding (8,665,611 at December 25, 2001)                             98,663               86,656
   Additional paid-in capital                                             29,054,438           17,134,953
   Retained earnings                                                      14,130,506            6,927,273
                                                                 ------------------------------------------
Total stockholders' equity                                                43,283,607           24,148,882
                                                                 ------------------------------------------

Commitments

Total liabilities and stockholders' equity                             $  55,895,284        $  43,150,159
                                                                 ==========================================


                                   SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                             TOTAL ENTERTAINMENT RESTAURANT CORP.
                                               CONSOLIDATED STATEMENTS OF INCOME

                                                                      YEAR ENDED          YEAR ENDED          YEAR ENDED
                                                                  DECEMBER 31, 2002    DECEMBER 25, 2001   DECEMBER 26, 2000
                                                                 --------------------------------------------------------------
Sales:
Food and beverage                                                     $ 93,852,805         $ 63,740,163        $ 49,970,763
Entertainment and other                                                  8,611,089            6,311,536           4,957,668
                                                                 --------------------------------------------------------------
   Total net sales                                                     102,463,894           70,051,699          54,928,431

Cost and expenses:
   Cost of sales                                                        26,814,798           18,955,174          14,515,106
   Restaurant operating expenses                                        52,067,449           35,079,310          27,712,505
   Depreciation and amortization                                         5,176,553            3,616,147           3,504,319
   Preopening costs                                                      1,654,072            1,217,455             500,739
   Provision for asset impairment                                               --                   --           2,361,840
                                                                 --------------------------------------------------------------
Restaurant costs and expenses                                           85,712,872           58,868,086          48,594,509
                                                                 --------------------------------------------------------------
Restaurant operating income                                             16,751,022           11,183,613           6,333,922

General and administrative expenses                                      5,181,114            3,990,827           3,768,774
Goodwill amortization                                                          --               244,163             244,163
Loss on disposal of assets                                                  30,489              133,825              66,902
                                                                 --------------------------------------------------------------
Income from operations                                                  11,539,419            6,814,798           2,254,083
Other income (expense):
   Other income(expense)                                                   (46,423)               1,484                 404
    Interest expense                                                      (341,791)            (864,375)         (1,080,919)
                                                                 --------------------------------------------------------------
Income from continuing operations before income taxes                   11,151,205            5,951,907           1,173,568
Provision for income taxes                                               3,960,804            2,200,313             335,342
                                                                 --------------------------------------------------------------
Income from continuing operations                                        7,190,401            3,751,594             838,226
Income (loss) from discontinued operations, net of tax                      12,832             (422,442)             10,161
                                                                 --------------------------------------------------------------
Net income                                                            $  7,203,233         $  3,329,152       $     848,387
                                                                 ==============================================================

Basic earnings per share:
   Income from continuing operations                                  $       0.77         $       0.43       $        0.09
   Loss on discontinued operations                                              --                (0.05)                 --
                                                                 --------------------------------------------------------------
   Basic earnings per share                                           $       0.77         $       0.38       $        0.09
                                                                 ==============================================================

Diluted earnings per share:
   Income from continuing operations                                  $       0.73         $       0.43       $        0.09
   Loss on discontinued operations                                              --                (0.05)                 --
                                                                 --------------------------------------------------------------
   Diluted earnings per share                                         $       0.73         $       0.38       $        0.09
                                                                 ==============================================================

                                            SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                             TOTAL ENTERTAINMENT RESTAURANT CORP.
                                        CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               COMMON STOCK
                                                      -------------------------------  ADDITIONAL
                                                                                         PAID-IN         RETAINED
                                                           NUMBER         AMOUNT         CAPITAL         EARNINGS          TOTAL
                                                      ------------------------------------------------------------------------------
Balance at December 28, 1999                               9,681,271      $96,813       $19,385,229     $ 2,749,734     $22,231,776
   Purchase and retirement of shares of common stock        (939,860)      (9,399)       (2,083,718)             --      (2,093,117)
   Net income                                                     --           --                --         848,387         848,387
                                                      ------------------------------------------------------------------------------
Balance at December 26, 2000                               8,741,411       87,414        17,301,511       3,598,121      20,987,046
   Purchase and retirement of shares of common stock         (75,800)        (758)         (166,558)             --        (167,316)
   Net income                                                     --           --                --       3,329,152       3,329,152
                                                      ------------------------------------------------------------------------------
Balance at December 25, 2001                               8,665,611       86,656        17,134,953       6,927,273      24,148,882
   Net income                                                     --           --                --       7,203,233       7,203,233
   Stock options exercised                                   286,967        2,869         1,947,022              --       1,949,891
   Tax benefit related to options exercises                       --           --           315,958              --         315,958
   Forfeiture of shares of common stock                       (5,840)         (58)               58              --              --
   Purchase and retirement of shares of common stock        (430,403)      (4,304)       (3,177,901)             --      (3,182,205)
   Shares issued - secondary offering, net of
       issuance      costs                                 1,350,000       13,500        12,834,348              --      12,847,848
                                                      ------------------------------------------------------------------------------
Balance at December 31, 2002                               9,866,335      $98,663       $29,054,438     $14,130,506     $43,283,607
                                                      ==============================================================================

                                              SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                                            TOTAL ENTERTAINMENT RESTAURANT CORP.
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED         YEAR ENDED         YEAR ENDED
                                                                        DECEMBER 31,       DECEMBER 25,       DECEMBER 26,
                                                                            2002               2001               2000
                                                                     ----------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                           $    7,203,233     $    3,329,152     $      848,387
   Adjustments to reconcile net income to net
       cash provided by operating activities:
       Write off of property and equipment related
            to asset impairment and store closure                                   --            575,098          2,361,840
       Loss on disposal of assets                                               30,489            133,825             66,902
       Depreciation                                                          5,190,087          3,725,337          3,611,878
       Amortization                                                             41,347            272,952            269,413
       Deferred taxes                                                        1,092,883             14,428           (593,759)
       Net change in operating assets and liabilities:
         Inventories                                                          (373,036)          (201,661)           (55,819)
         Other current assets                                                 (447,184)            (7,373)          (143,955)
         Advances to developer                                                (570,000)                --                 --
         Other assets                                                           59,347           (229,453)          (122,368)
         Accounts payable                                                      289,090          1,505,297            934,011
         Accrued liabilities                                                 1,127,876          1,428,260       78,41770,639
         Deferred revenue                                                      (30,000)           (25,674)           (11,220)
         Accrued rent                                                          353,743            (27,020)            (7,778)
         Lease obligation for closed store                                    (115,736)          (105,582)          (104,552)
                                                                     ----------------------------------------------------------
Net cash provided by operating activities                                   13,852,139         10,387,586          7,131,397

INVESTING ACTIVITIES
   Purchases of property and equipment                                     (17,902,969)        (9,540,231)        (3,005,492)
   Proceeds from disposal of assets                                             14,895             51,850             76,349
                                                                     ----------------------------------------------------------
Net cash used in investing activities                                      (17,888,074)        (9,488,381)        (2,929,143)

FINANCING ACTIVITIES
   Proceeds from revolving note payable to bank                             29,390,000         41,945,000         38,480,000
   Payments of revolving note payable to bank                              (37,200,000)       (43,575,000)       (40,895,000)
   Proceeds from exercise of stock options                                   1,949,891                 --                 --
   Proceeds from sale of stock                                              14,175,000                 --                 --
   Issuance costs on sale of stock                                          (1,327,152)                --                 --
   Purchase of common stock                                                 (3,182,205)          (167,316)        (2,093,117)
                                                                     ----------------------------------------------------------
Net cash provided by (used in) financing activities                          3,805,534         (1,797,316)        (4,508,117)

Net decrease in cash and cash equivalents                                     (230,401)          (898,111)          (305,863)
Cash and cash equivalents at beginning of year                               1,346,495          2,244,606          2,550,469
                                                                     ----------------------------------------------------------
Cash and cash equivalents at end of year                                $    1,116,094     $    1,346,495     $    2,244,606
                                                                     ==========================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                                  $      375,358     $      885,206     $    1,208,313
Cash paid for income taxes                                                   3,762,526            778,189            802,650

SUPPLEMENTAL DISCLOSURE OF NON CASH ACTIVITY
Additions to property and equipment in accounts
   payable at year end                                                  $      238,475     $      261,525     $    1,546,083
Tax benefit related to stock options exercised                                 315,958                  -                  -

                                             SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES

o   BACKGROUND

Total Entertainment Restaurant Corp. (the Company) owns and operates a chain of restaurant locations under the Fox and Hound English Pub & Grille and Fox and Hound Smokehouse & Tavern (Fox & Hound), Bailey's Sports Grille, Bailey's Pub & Grille, and Bailey's Smokehouse & Tavern (Bailey's) brand names. As of December 31, 2002, the Company owned and operated 40 Fox & Hounds and 14 Bailey's in Alabama, Arkansas, Georgia, Illinois, Indiana, Kansas, Louisiana, Michigan, Missouri, Nebraska, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. The Company operates in one business segment.

The company has a 52/53 week fiscal year ending on the last Tuesday in December. Fiscal years 2000 and 2001 each consisted of 52 weeks and fiscal year 2002 consisted of 53 weeks.

o   PRINCIPLES OF CONSOLIDATION

The accompanying financial statements include the accounts of Total Entertainment Restaurant Corp. and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

o   Cash and Cash Equivalents

The Company considers cash and cash equivalents to include currency on hand, demand deposits with banks or financial institutions, and short-term investments with maturities of three months or less when purchased. Cash and cash equivalents are carried at cost, which approximates fair value.

o   CONCENTRATION OF CREDIT RISK

The Company's financial instruments exposed to credit risk consist primarily of cash. The Company places its cash with high credit financial institutions and, at times, such cash may be in excess of the Federal Depository insurance limit.

o   INVENTORIES

Inventories consist of food and beverages and are stated at the lower of cost (first-in, first-out) or market.

o   PRE-OPENING COSTS

Costs related to pre-opening activities are expensed as incurred.

o   PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Maintenance repairs and renewals which do not enhance the value of or increase the life of the assets are expensed as incurred.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Buildings and leasehold improvements are amortized on the straight-line method over the lesser of the life of the lease, including renewal options, or the estimated useful lives of the assets, which range from 5 to 30 years. Equipment and furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets, which range from two to seven years.

o    GOODWILL

Goodwill represents the excess of the cost of companies acquired over the fair value of the net assets at the date of acquisition and was being amortized over 20 years until December 25, 2001 (see note 2).

o   IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets and certain intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company reviews applicable intangible assets and long-lived assets related to each restaurant on a periodic basis. When events or changes in circumstances indicate an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected undiscounted cash flows is less than the carrying value of the asset, an impairment loss is recognized. The impairment loss is recognized by measuring the difference between the carrying value of the assets and the fair value of the assets. The Company's estimates of fair values are based on the best information available and require the use of estimates, judgments and projections as considered necessary. The actual results may vary significantly. A provision for impairment amounting to $575,098 and $2,361,840 has been recorded for the years ended December 25, 2001 and December 26, 2000, respectively. The provision for asset impairment for fiscal 2001 related to a restaurant which was closed in fiscal 2002; therefore, the impairment charge for fiscal 2001 is included in discontinued operations.

o   INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Deferred tax assets and liabilities are measured using enacted tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

o   ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2002, December 25, 2001, and December 26, 2000 were $1,202,987, $536,342, and $696,364, respectively.

o   DEFERRED REVENUE

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 1999, the Company received an upfront payment of $150,000 from its soft drink provider. The Company is recognizing the upfront payment evenly over the five-year life of the soft drink contract.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

o   ACCOUNTING FOR STOCK-BASED COMPENSATION

In accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, the Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of Company's common stock at the grant date over the amount the employee must pay for the stock. The Company's policy is to grant stock options with grant prices equal to the fair value of the Company's common stock at the date of grant. Proceeds from the exercise of common stock options issued to officers, directors and key employees under the Company's stock option plans are credited to common stock to the extent of par value and to additional paid-in capital for the excess.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires the information be determined as if the Company has accounted for its employee stock options granted under the fair value of that Statement. The fair value method for these options were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate ranging from 2.9% to 5.3%; no dividend yields; volatility factor ranging from 0.281 to 0.853; and a weighted-average expected life of the option of 5 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows:

                                                DECEMBER 31,       DECEMBER 25,       DECEMBER 26,
                                                    2002               2001               2000
                                              -----------------------------------------------------
    Net income, as reported                      $7,203,233         $3,329,152          $848,387
    Pro forma stock-based employee
       compensation cost, net of tax                388,541            349,398           292,908
                                              -----------------------------------------------------
    Pro forma net income                         $6,814,692         $2,979,754          $645,479
                                              =====================================================
    Earnings per share:
       Basic, as reported                        $     0.77         $     0.38          $   0.09
       Basic, pro forma                          $     0.73         $     0.34          $   0.07
       Diluted, as reported                      $     0.73         $     0.38          $   0.09
       Diluted, pro forma                        $     0.70         $     0.34          $   0.07
    Weighted  average  fair value of options
      granted during the year                    $     6.12         $     1.24          $   1.23

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

o   USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from estimates.

o   EARNINGS PER SHARE

Basic earnings per common share is calculated by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per common share is calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive stock options.

2.  GOODWILL

The Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, effective December 26, 2001. SFAS No. 142 requires that goodwill no longer be amortized, but instead tested for impairment annually, or more frequently if circumstances indicate potential impairment through a comparison of fair value to its carrying value. No impairment losses were recorded upon the initial adoption of SFAS No. 142.

The effect of the adoption of SFAS No. 142 on net income and earnings per share is as follows:


                                                                     Fiscal Year Ended
                                                         -------------------------------------------
                                                         December 31,    December 25,   December 26,
                                                             2002            2001           2000
                                                          ----------     ----------     ----------
    Net income, as reported                               $7,203,233     $3,329,152     $  848,387
    Goodwill amortization (net of income taxes)                   --        182,634        182,634
                                                          ----------     ----------     ----------
    Net income, as adjusted                               $7,203,233     $3,511,786     $1,031,021
                                                          ==========     ==========     ==========

    Basic earnings per share, as reported                 $     0.77     $     0.38     $     0.09
    Goodwill amortization (net of income taxes)                   --           0.02           0.02
                                                          ----------     ----------     ----------
    Basic earnings per share, as adjusted                 $     0.77     $     0.40     $     0.11
                                                          ==========     ==========     ==========

    Diluted earnings per share, as reported               $     0.73     $     0.38     $     0.09
    Goodwill amortization (net of income taxes)                   --           0.02           0.02
                                                          ----------     ----------     ----------
    Diluted earnings per share, as adjusted               $     0.73     $     0.40     $     0.11
                                                          ==========     ==========     ==========

3.  ADVANCES TO DEVELOPER

Advances to developer represent monies advanced to the developer of two build-to-suit locations. The advances are to be repaid upon the earlier of 1) the Company's written demand but no sooner than one year after the location opens, 2) the sale of the property, or 3) four years after the location opens.

4.  PREFERRED STOCK

The Company's Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

preference and the number of shares constituting any series or the designation of such series.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  NOTE PAYABLE

On September 1, 1998 the Company entered into a line of credit agreement with Intrust Bank, N.A. (the line of credit) which provides for a line of credit of $20,000,000 subject to certain limitations based on earnings before interest, income taxes, depreciation and amortization of the past 52 weeks. The line of credit is secured by substantially all assets of the Company. The line of credit restricts the ability of the Company to pay dividends. The Facility requires monthly payments of interest only until November 1, 2003, at which time equal monthly installments of principal and interest are required as necessary to fully amortize the outstanding indebtedness plus future interest over a period of four years. Interest is accrued at a rate of 0.5% below the prime rate as published in The Wall Street Journal (3.75% and 4.50% at December 31, 2002 and December 25, 2001, respectively). Proceeds from the line of credit were used for restaurant development and acquisition of treasury stock. As of December 31, 2002 and December 25, 2001, the Company had borrowed $2,540,000 and $10,350,000, respectively, under the line of credit. The Company had additional borrowings available at December 31, 2002 under the line of credit of $17,460,000.

The following represents future maturities of the note:

              2003                                      $ 98,413
              2004                                       603,549
              2005                                       626,575
              2006                                       650,479
              2007                                       560,984
              Thereafter
                                                              --
                                                  -----------------
              Total                                   $2,540,000
                                                  =================

6.  STOCK OPTIONS

The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company's stock option plans are as follows:

o    1997 Incentive and Nonqualified Stock Option Plan

     In March 1997, the Board of Directors adopted a stock option plan providing for incentive and nonqualified stock options pursuant to which up to 1,500,000 shares of common stock will be available for issuance. The Plan was amended in May 1999 to increase the number of authorized shares reserved for issuance to 1,600,000 shares from 1,500,000 shares. The Plan covers the former Chairman of the Board, certain officers and key employees. Options granted have a vesting period of three to five years and a life of ten years.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  STOCK OPTIONS (CONTINUED)

o    Directors' Stock Option Plan

     In March 1997, the Board of Directors adopted a stock option plan providing for nondiscretionary grants to nonemployee directors pursuant to which up to 150,000 shares of common stock will be available for issuance. The Plan was amended in May 2002 to increase the number of authorized shares reserved for issuance to 400,000 shares from 150,000 shares.

A summary of the Company's stock option activity and related information for the years ended December 31, 2002, December 25, 2001, and December 26, 2000 follows:

                                DECEMBER 31, 2002          DECEMBER 25, 2001        DECEMBER 26, 2000
                             ------------------------- -------------------------- ------------------------
                              WEIGHTED                  WEIGHTED                   WEIGHTED
                              AVERAGE                   AVERAGE                    AVERAGE
                              EXERCISE                  EXERCISE                   EXERCISE
                               PRICE       OPTIONS       PRICE        OPTIONS       PRICE       OPTIONS
                             ----------- ------------- ----------- -------------- ----------- ------------
Outstanding beginning           $ 5.10    1,143,345       $ 5.60       980,069       $ 5.57   1,180,903
  of year
     Granted                      8.07      284,137         2.49       278,000         1.92      58,000
     Exercised                   (6.79)    (286,967)          --            --           --          --
     Canceled                    (5.37)    (107,774)       (3.71)     (114,724)       (4.45)   (258,834)
                                         -------------             --------------             ------------
Outstanding end of year         $ 5.42    1,032,741       $ 5.10     1,143,345       $ 5.60     980,069
                                         =============             ==============             ============

As of December 31, 2002, the Company's outstanding options have a weighted average remaining contract life of 6.5 years and exercise prices ranging from $1.56 to $11.30. There were 498,818 options exercisable at December 31, 2002 and 546,379 options exercisable at December 25, 2001.

For options outstanding as of December 31, 2002, the number of options, weighted-average exercise price and weighted-average remaining contract life for each group of options are as follows:

                                              Options Outstanding
              -----------------------------------------------------------------------------------
                                         Number               Weighted-             Weighted-
                                     Outstanding at            Average               Average
                  Range of            December 31,            Exercise              Remaining
                   Prices                 2002                  Price             Contract Life
              -----------------------------------------------------------------------------------
               $1.56 to $3.00            375,309                2.69               7.29 years
               $3.19 to $5.25            251,040                3.79               5.63 years
               $7.00 to $11.30           406,392                8.95               6.36 years
                                         -------
                    Total              1,032,741                5.42               6.52 years

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The number of shares and weighted-average exercise price of options exercisable at December 31, 2002 are as follows:

                                  Options Exercisable
             -----------------------------------------------------------
                                        Number               Weighted-
                                    Exercisable at            Average
                 Range of            December 31,            Exercise
                  Prices                 2002                  Price
             -----------------------------------------------------------

              $1.56 to $3.00            130,440                2.73
              $3.19 to $5.25            173,909                3.79
              $7.00 to $11.30           194,469                8.94
                                       ---------
                   Total                498,818                5.52

7.  LEASES

The Company leases many of its facilities under noncancelable operating leases having terms expiring between 2003 and 2022. The leases have renewal clauses of 3 to 5 years, exercisable at the option of the lessee. In addition, certain leases contain escalation clauses based on a fixed percentage increase and provisions for contingent rentals based on a percentage of gross revenues, as defined by the lease. The difference between the actual lease payments and the amount of rent expense recorded on a straight-line basis is recorded as accrued rent. Total rental expense for the years ended December 31, 2002, December 25, 2001, and December 26, 2000 was $5,795,697, $3,898,642, and $3,246,774,
respectively. Contingent rentals for the years ended December 31, 2002 and December 25, 2001 were $86,158 and $10,107, respectively. There were no contingent rentals during fiscal year 2000.

The following presents the future minimum lease payments under noncancelable operating leases with initial terms in excess of one year for each of the next five years and thereafter as of December 31, 2002:

                 2003                                  $ 6,210,161
                 2004                                    4,542,305
                 2005                                    4,207,245
                 2006                                    3,868,606
                 2007                                    3,453,794
                 Thereafter                             16,550,109
                                                     ----------------
                 Total                                 $38,832,220
                                                     ================

It is expected in the normal course of business that leases will be renewed as they expire.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                           2002            2001          2000
                                                    -------------------------------------------------
NUMERATOR
  Income from continuing operations                       $7,190         $3,752         $  838
  Income (loss) from discontinued operations                  13           (423)            10
                                                    -------------------------------------------------
Net income                                                $7,203         $3,329         $  848
                                                    =================================================

DENOMINATOR
  Denominator for basic earnings per share -
     weighted-average shares                               9,344          8,670          9,323
Effect of dilutive securities:
  Employee stock options                                     457             24              6
                                                    -------------------------------------------------
Dilutive potential common shares
  Denominator for diluted earnings per share -
     adjusted weighted-average shares and assumed
     conversions                                           9,801          8,694          9,329
                                                    =================================================

Basic earnings per share:
  Income from continuing operations                       $ 0.77         $ 0.43         $ 0.09
  Loss on discontinued operations                             --          (0.05)            --
                                                    -------------------------------------------------
  Basic earnings per share                                $ 0.77         $ 0.38         $ 0.09
                                                    =================================================

Diluted earnings per share:
  Income from continuing operations                       $ 0.73         $ 0.43         $ 0.09
  Loss on discontinued operations                             --         (0.05)             --
                                                    -------------------------------------------------
  Diluted earnings per share                              $ 0.73         $ 0.38         $ 0.09
                                                    =================================================

9.  INCOME TAXES

The Company's provision for income taxes consists of the following:

                                                   DECEMBER 31,      DECEMBER 25,       DECEMBER 26,
                                                      2002               2001              2000
                                               -------------------------------------------------------
    Income tax expense (benefit) allocated
         to discontinued operations                $     7,962      $  (262,118)         $    6,304
    Income tax expense allocated to
         continuing operations                       3,960,804        2,200,313             335,342
                                               -------------------------------------------------------
    Total income tax expense                       $ 3,968,766      $ 1,938,195          $  341,646
                                               =======================================================

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  INCOME TAXES (CONTINUED)

                                                   DECEMBER 31,     DECEMBER 25,      DECEMBER 26,
                                                      2002              2001             2000
                                               ---------------------------------------------------
     Current:
         Federal                                   $ 2,225,240      $ 1,427,641       $ 786,663
          State                                        650,643          496,126         148,742
                                               ---------------------------------------------------
     Total Current                                   2,875,883        1,923,767         935,405
     Deferred:
         Federal                                       999,440           11,951        (546,984)
         State                                          93,443            2,477         (46,775)
                                               ---------------------------------------------------
     Total Deferred                                  1,092,883           14,428        (593,759)
                                               ---------------------------------------------------
     Total income tax expense                      $ 3,968,766      $ 1,938,195       $ 341,646
                                               ===================================================

The income tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities at December 31, 2002 and December 25, 2001 are as follows:

                                                             DECEMBER 31,       DECEMBER 25,
                                                                 2002               2001
                                                         -------------------------------------
  Deferred tax assets:
     Preopening and organization costs                       $  558,686        $  545,788
     Store closure costs                                        250,020           289,370
     Asset impairment costs                                     998,559         1,023,695
     Deferred revenue                                            25,118            33,847
     State income taxes                                         307,175           211,486
     Vacation                                                    58,070            39,809
     Federal tax credit carryovers                                   --           426,764
     Other                                                       64,730             2,101
                                                         -------------------------------------
     Total deferred tax assets                                2,262,358         2,572,860
                                                         -------------------------------------

  Deferred tax liabilities:
     Property and equipment                                   1,921,335         1,209,568
     Goodwill                                                   227,289           154,621
     Other                                                           --             2,054
                                                         -------------------------------------
  Total deferred tax liabilities                              2,148,624         1,366,243
                                                         -------------------------------------
  Net deferred tax asset                                     $  113,734        $1,206,617
                                                         =====================================

The federal tax credit carryovers as of December 25, 2001 consist of credits for social security taxes paid on tips in excess of minimum wage of $171,242 and credits for alternative minimum tax of $255,522. A valuation allowance for deferred tax assets was not considered necessary at December 25, 2001. Both credits were utilized in 2002.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  INCOME TAXES (CONTINUED)

A reconciliation between the reported provision for income taxes and tax determined by applying the applicable U.S. Federal Statutory income tax rate to income before taxes follows:


                                                  DECEMBER 25,          DECEMBER 25,        DECEMBER 26,
                                                      2001                  2001                2000
                                            ---------------------------------------------------------------
                                               AMOUNT      RATE      AMOUNT      RATE     AMOUNT     RATE
                                            ---------------------------------------------------------------
Income tax expense at federal statutory
 rate                                        $3,798,480     34.0%  $1,790,898    34.0%  $ 404,611     34.0%
State income taxes, net of federal benefit      476,040      4.3      281,307     5.3      41,199      3.5
Tax credits                                    (368,207)    (3.3)    (200,227)   (3.8)   (177,591)   (14.9)
Other items, net                                 62,453      0.5       66,217     1.3      73,427      6.1
                                            ---------------------------------------------------------------
Actual income tax expense                    $3,968,766     35.5%  $1,938,195    36.8%  $ 341,646     28.7%
                                            ===============================================================

10. FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount reported in the balance sheet for all financial instruments, including cash and cash equivalents, certain payables, and debt instruments, approximates its fair value.

11. QUARTERLY FINANCIAL SUMMARIES (UNAUDITED)

The following table summarizes the unaudited consolidated quarterly results of operations for fiscal 2002 and 2001:

                                            1st               2nd               3rd              4th
                                          Quarter           Quarter           Quarter          Quarter
                                        (12 weeks)        (12 weeks)        (12 weeks)       (17 weeks)
                                        ----------------------------------------------------------------
   2002
   Net sales                            $21,824,734       $21,408,848      $21,011,908       $38,218,404
   Restaurant operating income            4,192,914         3,123,888        1,995,615         7,438,605
   Income from continuing operations      1,865,352         1,144,907          475,374         3,704,768
   Net income                             1,897,463         1,125,628          475,374         3,704,768
   Basic earnings per share                    0.22              0.13             0.05              0.37
   Diluted earnings per share                  0.21              0.12             0.05              0.35


                                            1st               2nd               3rd              4th
                                          Quarter           Quarter           Quarter          Quarter
                                        (12 weeks)        (12 weeks)        (12 weeks)       (16 weeks)
                                        ----------------------------------------------------------------
   2001
   Net sales                            $16,157,583       $14,543,195      $14,395,755       $24,955,166
   Restaurant operating income            3,066,285         1,841,580        1,564,520         4,711,229
   Income from continuing operations      1,186,814           394,407          254,794         1,915,579
   Net income (a)                         1,191,209           362,051          219,984         1,555,908
   Basic and diluted earnings
       per share                               0.14              0.04             0.03              0.18

   (a) The fourth quarter of fiscal 2001 includes a charge to earnings of $575,098 ($354,430 net of income tax) related to the provision for asset impairment in the quarter. This charge was related to a restaurant closed in fiscal 2002; therefore, the charge is recorded in discontinued operations in fiscal 2001.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. LEGAL PROCEEDINGS

On February 28, 2001, eight former employees filed a complaint on their own behalf and on behalf of other similarly situated persons against the Company, Fox & Hound of Indiana, Inc., a subsidiary of the Company, and several Company officers, in the United States District Court for the Southern District of Indiana.

The plaintiffs allege that they were employed by the defendants with the titles of manager-in-training, assistant manager, and/or general manager, and that the Company and the other defendants willfully and in bad faith failed to pay the plaintiffs overtime pay for hours worked in excess of forty hours per week in violation of the provisions of the Fair Labor Standards Act. The plaintiffs' complaint seeks (i) declaratory judgment that the Company and other defendants violated the plaintiffs' legal rights, (ii) an accounting of compensation to which the defendants are owed, (iii) monetary damages in the form of back pay compensation and benefits, unpaid entitlements, liquidated damages, and pre-judgment and post-judgment interest, and (iv) attorneys' fees and costs. The Company and the other defendants have filed answers to the plaintiffs' complaint.

On June 4, 2002, the court entered an order allowing the plaintiffs to send a notice to all persons who have worked for the Company under the employee-manager titles since February 29, 1998, so that such persons may decide whether to opt-in to the collective actions. The court specifically excluded from the collective action those employees who have arbitration agreements with us (which the Company estimates to be approximately 40% of the persons alleged by the plaintiffs to be similarly situated) and those employees whose claims are barred by the statute of limitations. The time period to opt-in expired March 25, 2003. Including the original eight plaintiffs, To date 40 individuals that received notice have opted in; however, nearly half of those individuals have claims that are time-barred subject to arbitration agreements. Depositions for the eight original plaintiffs are tentatively scheduled for April and May 2003, and additional depositions and discovery may ensue. A settlement conference is scheduled for June 24, 2003 and a trial is scheduled for January 28, 2004.

Although it is not possible at this time for the Company to evaluate the merits of this claim, nor their likelihood of success, management of the Company is of the opinion that any resulting liability will not have a material adverse effect on the Company's financial statements.

On October 2, 2000, R&A Bailey & Company of Dublin, Ireland, filed a notice of opposition in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office to certain of the Company's U.S. service mark applications. Additionally, on November 14, 2000, R&A Bailey & Company filed a petition in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office to cancel certain of the Company's U.S. service mark registrations. In both instances, the service marks involved in the actions included the word "Bailey's".

On December 29, 2000, the Company, through its trademark counsel, filed an answer to R&A Bailey & Company's notice of opposition, denying its allegations. On February 16, 2001, the Company filed a Stipulated Motion to Extend Answer to Petition in response to the petition to cancel by R&A Bailey & Company. The actions were suspended by the Trademark Trial & Appeal Board ("TTAB") to allow the parties time to negotiate for possible settlement of these

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pending actions. The parties have executed a settlement agreement to resolve both the opposition and cancellation matters, the terms of which requires

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. LEGAL PROCEEDINGS (CONTINUED)

the Company to amend its related acquisitions and registrations. The Company filed the necessary Requests for Amendments with the TTAB on December 20, 2002. The settlement is contingent upon the U.S. Patent and Trademark Office accepting and entering the requested amendments against all six of our pending applications and registrations that are involved in these proceedings. Once the TTAB accepts and enters the amendments, the parties will have resolved their dispute and the proceeding will be withdrawn.

13. RELATED PARTY TRANSACTIONS

The Company leases two of its restaurants, the College Station and Dallas #2 locations, from limited partnerships controlled by Stephen P. Hartnett, a Co-Chairman of the Company's board of directors. The total rental expense paid to the limited partnerships for both restaurants for the years ended December 31, 2002, December 25, 2001, and December 26, 2000 was $280,720, $267,686, and
$243,409, respectively.

In February 2002, the Company purchased the assets of a seafood restaurant in Richmond, Virginia, from BMR Restaurants, LLC, which has been converted to a Bailey's restaurant. The Company's Co-Chairman of the board of directors, Dennis Thompson, is the manager of BMR. Mr. Thompson and his wife collectively own 82.6% of BMR, which had owned the restaurant assets for more than two years. The Company paid a total of $300,000 for these assets, which included a real estate lease, leasehold improvements, furniture and equipment. The price was based on the parties' estimates of market rates for leasehold rents and equivalent property and is believed to be equivalent to the price that would have been paid in an arms' length transaction with an unaffiliated party.

In April 2000 and February 2001, the Company invested an aggregate of $200,000 for limited partnership interests in limited partnerships formed to develop and operate Cool River Restaurants. John D. Harkey, Jr. and E. Gene Street, two members of the Company's board of directors, and Stephen P. Hartnett, Co-Chairman, are the majority owners of the managing general partner of these partnerships, Cracken, Harkey, Street & Hartnett, L.L.C. In June 2002, the Company was refunded $100,000 of its original investment in exchange for rights to one of the related limited partnership interests.

14. NEW ACCOUNTING STANDARDS

In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. SFAS No. 144 addresses significant issues relating to the implementation of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and develops a single accounting method under which long-lived assets that are to be disposed of by sale are measured at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for fiscal year 2002 and its provisions are to be applied prospectively. The Company closed and abandoned one restaurant on March 31, 2002. Pursuant to SFAS No.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

144, each restaurant is a component of the entity, and the operations of the closed restaurant can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the Company. Accordingly, the operations of the prior period statements of income have been reclassified accordingly. Included in discontinued operations is a provision for asset impairment applicable to this restaurant which was recorded during the year ended December 25, 2001 amounting to $575,098 ($354,430 net of income tax effect of $220,668).